May 2009

Preliminary Terms No. 97 Registration Statement No. 333-156423 Dated May 1, 2009 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
Trigger PLUS Based on the Value of the S&P 500® Index due May , 2011
Trigger Performance Leveraged Upside SecuritiesSM
Trigger PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance.  The leverage typically applies only for a certain range of price performance.  In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return and are exposed to the risk of loss of some or all their investment due to the trigger feature.  At maturity, an investor will receive an amount in cash based upon the closing value of the underlying asset on the valuation date and upon whether the value of the underlying asset has decreased to or below a specified trigger level at any time on any day during the term of the Trigger PLUS, which we refer to as the observation period. The Trigger PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	May , 2011
Underlying index:	S&P 500® Index
Aggregate principal amount:	$
Payment at maturity:	If the final index value is greater than the initial index value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value but the index level has not decreased to or below the trigger level at any time on any day during the observation period,
$10
If the final index value is less than or equal to the initial index value and the index level has decreased to or below the trigger level at any time on any day during the observation period,
$10 x index performance factor
This amount will be less than or equal to the stated principal amount of $10, which may result in a loss of some or all of your investment.
Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	150%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	The index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Index level:
The value of the underlying index at any time during regular trading hours on any index business day during the observation period as published under Bloomberg ticker symbol “SPX” or any successor symbol, or in the case of any successor index, the Bloomberg ticker symbol for any such successor index

Trigger level:	70% of the initial index value
Observation period:
The period of regular trading hours on each index business day on which there is no market disruption event with respect to the underlying index from and including the index business day immediately following the pricing date to and including the valuation date

Valuation date:	May , 2011, subject to adjustment for non-index business days and certain market disruption events.
Maximum payment at maturity:	$17.60 to $17.90 per Trigger PLUS (176% to 179% of the stated principal amount), to be determined on the pricing date
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS
Pricing date:	May , 2009
Original issue date:	May , 2009 (5 business days after the pricing date)
CUSIP:	617483110
ISIN:	US6174831106
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Trigger PLUS	$10	$0.15	$9.85
Total	$	$	$
(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Prospectus Supplement for PLUS dated December 23, 2008
Prospectus dated December 23, 2008

THE TRIGGER PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE TRIGGER PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208009

Trigger PLUS Based on the Value of the S&P 500® Index due May    , 2011
Trigger Performance Leveraged Upside SecuritiesSM

Investment Overview

Trigger Performance Leveraged Upside Securities
The Trigger PLUS Based on the Value of the S&P 500® Index due May    , 2011 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of price performance of the underlying index.

▪	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario.

▪	To achieve similar levels of exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

▪
To provide limited protection against a loss of principal in the event of a decline of the underlying index but only if the value of the underlying index does not decrease to or below the trigger level at any time on any day during the observation period.

Maturity:	2 Years
Leverage factor:	150%
Maximum payment at maturity:	$17.60 to $17.90 per Trigger PLUS (176% to 179% of the stated principal amount), to be determined on the pricing date
Trigger level:	70% of the initial index value
Coupon:	None

S&P 500® Index Overview
The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on April 29, 2009:

Bloomberg Ticker Symbol:	SPX
Current Index Level:	873.64
52 Weeks Ago:	1,390.94
52 Week High (on 5/19/08):	1,426.63
52 Week Low (on 3/9/09):	676.53

Underlying Index Historical Performance – Daily Closing Values January 1, 2004 to April 29, 2009

May 2009	Page 2

Trigger PLUS Based on the Value of the S&P 500® Index due May    , 2011
Trigger Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

The Trigger PLUS offer 150% leveraged upside, subject to a maximum payment at maturity of $17.60 to $17.90 per Trigger PLUS (176% to 179% of the stated principal amount).

Investors can use the Trigger PLUS to enhance returns up to the maximum payment at maturity and provide limited protection against a loss of principal due to the trigger feature.

Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index within a certain range of price performance.
Trigger Feature
At maturity, even if the underlying index has declined over the term of the notes, you will receive your stated principal amount but only if the value of the underlying index has not decreased to or below the trigger level at any time on any day during the observation period.

How Trigger PLUS Work

Upside Scenario
The final index value is greater than the initial index value and, at maturity, you receive a full return of principal as well as 150% of the increase in the value of the underlying index, subject to the maximum payment at maturity of $17.60 to $17.90 per Trigger PLUS (176% to 179% of the stated principal amount).  In this scenario, any decrease of the index level below the trigger level during the observation period does not affect the payment at maturity.

No Trigger Scenario
The final index value is less than or equal to the initial index value but the index level does not decrease to or below the trigger level at any time on any day during the observation period.  In this case, at maturity, you receive the entire stated principal amount of your investment back even though the underlying index has depreciated.

Downside Scenario
The index level decreases to or below the trigger level at any time on any day during the observation period and, at maturity, the final index value is less than the initial index value.  In this case, the Trigger PLUS redeem for less than the stated principal amount by an amount proportionate to the decline in the value of the underlying index.

Summary of Selected Key Risks (see page 10)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	Appreciation potential is limited by the maximum payment at maturity.

▪
The market price of the Trigger PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the underlying index and whether the underlying index has declined to or below the trigger level at any time on any day during the observation period, and you may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

▪	The Trigger PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the Trigger PLUS.

▪	Investing in the Trigger PLUS is not equivalent to investing in the underlying index or the stocks composing the underlying index.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Adjustments to the underlying index could adversely affect the value of the Trigger PLUS.

▪	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.

▪	Economic interests of the calculation agent, an affiliate of the issuer, may be adverse to investors.

▪	Hedging and trading activity could potentially adversely affect the value of the Trigger PLUS.

▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.

May 2009	Page 3

Trigger PLUS Based on the Value of the S&P 500® Index due May    , 2011
Trigger Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Trigger PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of Trigger PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon (i) the closing value of the underlying index on the valuation date, (ii) whether the value of the underlying index has decreased to or below the trigger level at any time on any day during the observation period and (iii) the maximum payment at maturity.  The Trigger PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
May , 2009	May , 2009 (5 business days after the pricing date)	May , 2011, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Underlying index publisher:	Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. and any successor thereof (“S&P”)
Aggregate principal amount:	$
Original issue price:	$10 per Trigger PLUS
Stated principal amount:	$10 per Trigger PLUS
Denominations:	$10 per Trigger PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:	If the final index value is greater than the initial index value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value but the index level has not decreased to or below the trigger level at any time on any day during the observation period,
$10
If the final index value is less than or equal to the initial index value and the index level has decreased to or below the trigger level at any time on any day during the observation period,
$10 x index performance factor
This amount will be less than or equal to the stated principal amount of $10, which may result in a loss of some or all of your investment.
Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	150%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	The index closing value on the pricing date as published under Bloomberg ticker symbol “SPX” or any successor symbol
Final index value:	The index closing value on the valuation date as published under Bloomberg ticker symbol “SPX” or any successor symbol
Index level:
The value of the underlying index at any time during regular trading hours on any index business day during the observation period as published under Bloomberg ticker symbol “SPX” or any successor symbol, or in the case of any successor index, the Bloomberg ticker symbol for any such successor index

Observation period:
The period of regular trading hours on each index business day on which there is no market disruption event with respect to the underlying index from and including the index business day immediately following the pricing date to and including the valuation date as such date may be adjusted for certain market disruption events.

Valuation date:	May , 2011, subject to adjustment for non-index business days and certain market disruption events.
Maximum payment at maturity:	$17.60 to $17.90 per Trigger PLUS (176% to 179% of the stated principal amount), to be determined on the pricing date
Postponement of maturity date:
If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date of the Trigger PLUS will be postponed until the second scheduled trading day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 10.

May 2009	Page 4

Trigger PLUS Based on the Value of the S&P 500® Index due May    , 2011
Trigger Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	617483110
ISIN:	US6174831106
Tax considerations:
Although the issuer believes that, under current law, the Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to maturity, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the Trigger PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the Trigger PLUS for more than one year.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Trigger PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Supplemental information regarding discontinuance of the S&P 500® Index
If S&P discontinues publication of the S&P 500® Index prior to, and such discontinuance is continuing on, any index business day (on which determination need be made as to whether the index level of the underlying index decreases to or below the trigger level) and MS & Co., as the calculation agent, determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the index closing value of the S&P 500® Index for such index business day.  Following any such determination, the calculation agent will not compute the intra-day index value of the underlying index on any index business day and will instead rely on the index closing value as computed by the calculation agent for the purpose of determining whether the index level of the underlying index decreases to or below the trigger level.

Use of proceeds and hedging:
The net proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Trigger PLUS by taking positions in stocks of the underlying index, futures and options contracts on the underlying index and any other securities or instruments we may wish to use in connection with such hedging. Such purchase activity could increase the value of the underlying index, and, accordingly, potentially increase the initial index value and trigger level of the Trigger PLUS, and, therefore the level of the underlying index over the term of the Trigger PLUS and the value at which the underlying index must close on the valuation date before investors would receive at maturity a payment worth as much as the stated principal amount of the Trigger PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

May 2009	Page 5

Trigger PLUS Based on the Value of the S&P 500® Index due May    , 2011
Trigger Performance Leveraged Upside SecuritiesSM

Benefit Plan Investor Considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for PLUS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Trigger PLUS. We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

May 2009	Page 6

Trigger PLUS Based on the Value of the S&P 500® Index due May    , 2011
Trigger Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Trigger PLUS that they hold an amount in cash based upon (i) the final index value of the underlying index, (ii) whether the index level of the underlying index has decreased to or below the trigger level at any time on any day during the observation period and (iii) the maximum payment at maturity, determined as follows:

If the final index value is greater than the initial index value, investors will receive for each $10 stated principal amount of Trigger PLUS that they hold a payment at maturity equal to:

$10    +    leveraged upside payment; subject to the maximum payment at maturity.

If the final index value is less than or equal to the initial index value, but the index level has not declined to or below the trigger level at any time on any day during the observation period, you will receive a payment at maturity equal to:

$10 per Trigger PLUS (the stated principal amount)

If the final index value is less than or equal to the initial index value, and the index level has declined to or below the trigger level at any time on any day during the observation period, you will receive for each Trigger PLUS that you hold a payment at maturity that is less than the stated principal amount of each Trigger PLUS by an amount proportionate to the decline in the value of the underlying index, which will be equal to:

$10    X    Index Performance Factor

Because the index performance factor will be less than or equal to 1.0, the payment at maturity will be less than or equal to the stated principal amount under this scenario.

Under no circumstances will the payment at maturity be less than zero.

May 2009	Page 7

Trigger PLUS Based on the Value of the S&P 500® Index due May    , 2011
Trigger Performance Leveraged Upside SecuritiesSM

Hypothetical Payments on the Trigger PLUS

The following examples illustrate the payment at maturity on the Trigger PLUS for a range of hypothetical final index values, taking into account whether or not the index level for the S&P® 500 Index decreased to or below the trigger level at any time on any day during the observation period.

The hypothetical examples are based on the following hypothetical values:

Initial index value:	870
Trigger level:	609 (70% of the initial index value, representing a 30% decline)
Maximum payment at maturity:	$17.75 (177.5% of the of the stated principal amount)
Leverage factor:	150%

TABLE 1:  Final index value is greater than the initial index value.  This table represents the hypothetical payment at maturity on a $10 investment in the Trigger PLUS when the final index value is greater than the hypothetical initial index value of 870.  In this scenario, any decrease of the index level below the trigger level is irrelevant to the payment at maturity.  In each case, the payment at maturity is subject to the hypothetical maximum payment at maturity, and the investor will realize the maximum payment at maturity at a final index value that is equal to or greater than approximately 151.67% of the initial index value, due to the 150% leverage factor.

Hypothetical final index value	% change from initial index value	Has the index level declined to or below the trigger level during the observation period?	Payment at maturity of Trigger PLUS
913.5	5%	No	$10.75
1,000.5	15%	No	$12.25
1,319.5	51.67%	No	$17.75
1,392.0	60%	Yes	$17.75
1,566.0	80%	Yes	$17.75

TABLE 2: Final index value is less than or equal to the initial index value but the index level has not declined to or below the trigger level at any time on any day during the observation period.  This table represents the hypothetical payment at maturity on a $10 investment in the Trigger PLUS on the basis that the final index value is less than or equal to the hypothetical initial index value of 870 but that the index level has not decreased to or below the hypothetical trigger level of 609 (a 30% decline from the hypothetical initial index value) at any time on any day during the observation period.

Hypothetical final index value	% change from initial index value	Has the index level declined to or below the trigger level during the observation period?	Payment at maturity of Trigger PLUS
783.0	–10%	No	$10.00
739.5	–15%	No	$10.00
696.0	–20%	No	$10.00
617.7	–29%	No	$10.00

May 2009	Page 8

Trigger PLUS Based on the Value of the S&P 500® Index due May    , 2011
Trigger Performance Leveraged Upside SecuritiesSM

TABLE 3:  Final index value is less than or equal to the initial index value and the index level has declined to or below the trigger level at any time on any day during the observation period.  This table represents the hypothetical payment at maturity on a $10 investment in the Trigger PLUS on the basis that the final index value is less than or equal to the hypothetical initial index value of 870 and that the index level has decreased to or below the hypothetical trigger level of 609 (a 30% decline from the hypothetical initial index value) at any time on any day during the observation period.

Hypothetical final index value	% change from initial index value	Has the index level declined to or below the trigger level during the observation period?	Payment at maturity of Trigger PLUS
783.0	–10%	Yes	$9.00
609.0	–30%	Yes	$7.00
522.0	–40%	Yes	$6.00
435.0	–50%	Yes	$5.00

Because the value of the underlying index may be subject to significant fluctuation during the observation period, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity.  The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend on (i) whether the final index value of the underlying index is greater than or less than or equal to the initial index value, (ii) whether the index level has or has not decreased to or below the trigger level at any time on any day during the observation period and (iii) the maximum payment at maturity.

May 2009	Page 9

Trigger PLUS Based on the Value of the S&P 500® Index due May    , 2011
Trigger Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-19 in the accompanying prospectus supplement for PLUS.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS.

▪
Trigger PLUS do not pay interest or guarantee return of principal.  The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee payment of the principal amount at maturity.  If the final index value is less than the initial index value, and the index level has decreased to or below the trigger level at any time on any day during the observation period, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each Trigger PLUS by an amount proportionate to the decrease in the value of the underlying index.

▪
Appreciation potential is limited.  The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of $17.60 to $17.90 (176% to 179% of the stated principal amount).  The actual maximum payment at maturity will be determined on the pricing date.  Although the leverage factor provides 150% exposure to any increase in the value of the underlying index at maturity, because the payment at maturity will be limited to 176% to 179% of the stated principal amount for the Trigger PLUS, any increase in the final index value over the initial index value by more than approximately 50.67% to 52.67% of the initial index value will not increase the return of the Trigger PLUS.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the value, volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, whether the value of the underlying index decreases to or below the trigger level at any time on any day during the observation period, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index, and any actual or anticipated changes in our credit ratings or credit spreads.  You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

▪
The Trigger PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the Trigger PLUS.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the Trigger PLUS at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Trigger PLUS.

▪
Not equivalent to investing in the underlying index.  Investing in the Trigger PLUS is not equivalent to investing in the underlying index or its component stocks.  Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Trigger PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the Trigger PLUS, as well as the cost of hedging the issuer’s obligations under the Trigger PLUS.  The cost of hedging includes the projected profit that the issuer’s subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

May 2009	Page 10

Trigger PLUS Based on the Value of the S&P 500® Index due May    , 2011
Trigger Performance Leveraged Upside SecuritiesSM

▪
Adjustments to the underlying index could adversely affect the value of the Trigger PLUS.  The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Trigger PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Trigger PLUS.  MS & Co. may, but is not obligated to, make a market in the Trigger PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS.  Accordingly, you should be willing to hold your Trigger PLUS to maturity.

▪
Economic interests of the calculation agent and other of the issuer’s affiliates may be adverse to the investors.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Trigger PLUS.  As calculation agent, MS & Co. will determine the initial index value, the final index value and whether the index level has decreased to or below the trigger level at any time on any day during the observation period, and calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index level during the observation period or the final index value in the event of a market disruption event or discontinuance of the underlying index, may adversely affect the payout to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Trigger PLUS.  MS & Co., the calculation agent, is our subsidiary.  MS & Co. or other affiliates of ours will carry out hedging activities related to the Trigger PLUS (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  MS & Co. and some of our other subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the value of the underlying index, and, accordingly, potentially increase the initial index value and trigger level of the Trigger PLUS, and, therefore the level of the underlying index over the term of the Trigger PLUS and the value at which the underlying index must close on the valuation date before investors would receive at maturity a payment worth as much as the stated principal amount of the Trigger PLUS.  Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could potentially affect whether the value of the underlying index on any index business day during the observation period, including on the valuation date, decreases to or below the trigger level and, therefore, whether an investor would receive less than the stated principal amount of the Trigger PLUS at maturity.

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The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in

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Trigger PLUS Based on the Value of the S&P 500® Index due May    , 2011
Trigger Performance Leveraged Upside SecuritiesSM

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respect of the Trigger PLUS as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other non-principal protected equity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Trigger PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments,  the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

May 2009	Page 12

Trigger PLUS Based on the Value of the S&P 500® Index due May    , 2011
Trigger Performance Leveraged Upside SecuritiesSM

Information about the S&P 500® Index

The S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for PLUS.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. See “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying prospectus supplement for PLUS.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2004 through April 29, 2009.  The closing value of the underlying index on April 29, 2009 was 873.64.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the valuation date or during the observation period.
S&P 500® Index	High	Low	Period End
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter (through April 29, 2009)	873.64	811.08	873.64

May 2009	Page 13